                                  EXHIBIT 2.1
                                  -----------

                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into and effective as of May 19, 1998 (the "Execution Date"), by and between NCR Corporation, a Maryland corporation with a place of business at 1700 S. Patterson Boulevard, Dayton, OH 45479-0001 ("NCR"), and BEA Systems, Inc., a Delaware corporation with a place of business at 385 Moffett Park Drive, Sunnyvale, CA 94089 ("BEA").

1.   STATEMENT OF PURPOSE

     1.1. NCR desires to sell to BEA, and BEA desires to purchase from NCR, the Assets;

     1.2. BEA desires to acquire the Software technology currently owned and being developed by NCR for further development by BEA to render the Software technology suitable for sale to BEA customers, with the purpose of the acquisition being the transfer of the Software technology, and the transfer of tangible property (such as Inventory, Documentation, and Physical Assets) being merely incidental;

     1.3. Simultaneously with the consummation of the transactions contemplated hereby, NCR and BEA each desires to enter into the Distribution Agreement and the Consulting Agreement in connection with such sale; and

     1.4. NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BEA and NCR, intending to be legally bound, hereby agree as follows:

2.   DEFINITIONS

     2.1. "ACCOUNTS RECEIVABLE" means all accounts receivable of NCR relating to the conduct and operation of its business as of the Closing Date and all rights of NCR to payment for goods or services rendered by NCR on or prior to the Closing Date; provided, however, that the term "Accounts Receivable" shall not include any amounts that have not yet been billed by NCR to a customer as of the Closing Date pertaining to the sale, distribution, license, support or maintenance of, or the provision of consulting services with respect to, the Software.
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                                       2


     2.2. "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such first Person.

     2.3. "APPLICABLE LAW" means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Governmental Authorities.

     2.4.  "ASSETS" means and includes the following:

            2.4.1. A copy of the Source Code and a copy of the Object Code (in all existing forms in NCR's possession) for any and all existing versions of the Software for any operating system, including any and all foreign language versions of the same, whether now in existence or in the development stage, whether recorded on paper, magnetic media or other electronic device;

            2.4.2.  the Inventory;

            2.4.3.  the Documentation;

            2.4.4.  the Assumed Contracts;

            2.4.5.  the Physical Assets;

            2.4.6.  the User List;

            2.4.7.  the Proprietary Rights;

            2.4.8.  all goodwill associated with the Assets; and

            2.4.9. all of NCR's rights under manufacturers' and vendors' warranties relating to items included in the Physical Assets and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable.

     2.5. "ASSUMED CONTRACTS" means all Customer Agreements, service agreements, independent contractor agreements and other agreements (including all material related documentation) between NCR and any third party to the extent pertaining to the Software (other than any such agreements pertaining to Embedded Software Agreements) and which are either (a) assignable by NCR to BEA as of the Closing Date or (b) assignable by NCR to BEA after the Closing Date. All such contracts which are assignable by NCR to BEA as of the Closing Date are set forth on Schedule 2.5 attached hereto and made a part hereof.
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                                       3

     2.6. "BEA GROUP" means BEA and its officers, directors, shareholders, Affiliates and agents.

     2.7. "BINARY CODE" means Computer Program code that loads and executes without further processing by a software compiler or linker, or that results when Source Code is processed by a software compiler.

     2.8. "CHANGE OF CONTROL" means, with respect to any Person, such Person either:

           2.8.1.  becomes a Subsidiary of another Person; or

           2.8.2. any person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Execution Date) shall come to own, directly or indirectly, beneficially or of record, voting securities representing more than 50% of the total voting power of such Person; provided, however, that, for the purposes of this definition, the phrase "any person or group" shall exclude E.M. Pincus & Co. and any Affiliate thereof.

     2.9. "CLAIM" means a written notice asserting a breach of a representation, warranty or covenant specified in this Agreement, which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and an estimate (if then reasonable to make) of the amount involved in such breach.

     2.10. "CLOSING" means the closing of the transactions contemplated by this Agreement.

     2.11. "CLOSING DATE" has the meaning set forth in Section 3.

     2.12. "COMPUTER PROGRAM" means a list of steps or list of statements and/or instructions which are capable when incorporated in a machine-readable medium of causing a computer to indicate, perform or achieve particular functions, tasks or results.

     2.13. "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 8.1 hereof.

     2.14. "CONSENTS" means all of the consents or approvals of Governmental Authorities and other third parties necessary to sell, transfer and assign the Assets to BEA and to otherwise consummate the transactions contemplated hereby in compliance with all Applicable Law.

     2.15. "CONSULTING AGREEMENT" means the Consulting Services Agreement by and between NCR and BEA to be executed as of the Closing Date,
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                                       4

           substantially in the form of Exhibit I attached hereto and made a part hereof.

     2.16. "CONTROL" means having the power to direct the affairs of a Person by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Person or (ii) having the right to direct the general management of the affairs of such Person by contract or otherwise.

     2.17. "CUSTOMER AGREEMENT" means any and all licenses, leases, distribution and maintenance agreements whereby NCR has authorized any third party to use or distribute any of the Software as of the Closing Date; provided, however, that the term "Customer Agreement" shall not include any Embedded Software Agreement.

     2.18. "DAMAGES" means all claims, liabilities, demands, impositions, causes of action, losses, investigations, proceedings, damages, penalties, fines, assessments, deficiencies, interest, expenses and judgments, including reasonable attorneys' fees and disbursements.

     2.19. "DISTRIBUTION AGREEMENT" means the Distribution and License
           Agreement by and between NCR and BEA to be executed as of the Closing Date, substantially in the form of Exhibit II attached hereto and made a part hereof.

     2.20. "DOCUMENTATION" means all documentation in NCR's possession, custody or control pertaining to the Software, including, the System Documentation and User Documentation for the Software, any marketing materials, the Software-related contents of Web pages, product specifications, flow charts, diagrams, algorithms, other design documentation, training manuals, bug lists, and any electronic machine-readable and Source Code versions of the same, and a summary of NCR's current promotional activity with respect to the Software, any and all Software-related answer books or other records of customer service issues and/or responses, and any and all written notes, plans and other documentation describing problems with respect to the Software and proposed and implemented solutions therefor, if any, written proposals with respect to future development of the Software, or other matters related to the use, operation, development or enhancement of the Software, excluding, however, any such items pertaining to Software that is embedded in, or a component of, any other products sold or provided by NCR.

     2.21. "EMBEDDED SOFTWARE AGREEMENT" means a Customer Agreement pursuant to which the Software is provided by NCR as an embedded part of a larger NCR product offering.
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                                       5

     2.22. "EXECUTION DATE" means the date of this Agreement.

     2.23. "GOVERNMENTAL AUTHORITY" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitrational body, whether federal, state or local.

     2.24. "GOVERNMENTAL ORDER" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     2.25. "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     2.26. "INDEMNIFIED PARTY" means the party who is entitled to indemnification for, and to be held harmless with respect to, Damages, as provided under the terms and subject to the conditions of this Agreement.

     2.27. "INDEMNIFYING PARTY" means the party who is obligated to indemnify, and to hold harmless, the other party hereto with respect to Damages, as provided under the terms and subject to the conditions of this Agreement.

     2.28. "INVENTORY" means all raw materials for, all in-process units, and all finished units of, the Software in NCR's possession or control on the Closing Date.

     2.29. "ISV" means independent software vendor.

     2.30. "MAINTENANCE AGREEMENT" means the Maintenance Agreement for Non-Assumed Contracts and Embedded Software Agreements, by and between NCR and BEA, to be executed as of the Closing Date, in a form mutually agreed by and between BEA and NCR.

     2.31. "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the Assets, the business operations related to the Assets or the transactions contemplated by this Agreement.

     2.32. "NCR GROUP" means NCR and its officers, directors, shareholders, Affiliates and agents.

     2.33. "NCR HOUSE MARKS" means any and all trademarks, trade names, service marks, logos and similar designations of source of origin owned by NCR excluding Trademarks.
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                                       6

     2.34. "NON-ASSUMED CONTRACTS" shall mean all Customer Agreements which are not assigned to BEA as Assumed Contracts pursuant to this Agreement.

     2.35. "OBJECT CODE" means the fully compiled or assembled series of Computer Programs in machine language in either printed form or as stored in software media.

     2.36. "OUTSTANDING LICENSE AGREEMENTS" means the license agreements by and between NCR and a third party pursuant to which such third party is granted certain rights and licenses to the Software, the Documentation or the Proprietary Rights and which are set forth on
           Schedule 2.36 attached hereto and made a part hereof.

     2.37. "PATENTS" means the patents, patent applications, and invention disclosures which are set forth on Schedule 2.37 attached hereto and made a part hereof. The term Patents includes all divisions, reissues, continuations, continuations-in-part, reexaminations, and extensions thereof and corresponding foreign patents and patent applications corresponding to those patents listed on Schedule 2.37.

     2.38. "PERMITTED LIENS" means (i) liens for Taxes not yet due or payable; and (ii) inchoate materialmen's, mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business and for which payment is not overdue.

     2.39. "PERSON" shall mean a natural person, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     2.40. "PHYSICAL ASSETS" means all of the furniture, desks, file cabinets, copiers, personal computers, computer servers, test equipment, printers and laptops which are used by or necessary to perform the duties of the Transferred Employees in connection with the Assets and which are set forth on Schedule 2.40, attached hereto and made a part hereof; provided. however, that notwithstanding anything contained herein to the contrary, Physical Assets shall not include any furniture, fixtures, equipment or other facilities that are shared across the NCR campus (such as by way of illustration and not of limitation, network and video conferencing equipment).

     2.41. "PROPRIETARY RIGHTS" means the Trademarks, the Patents, all registered and unregistered copyrights in or to the Software and the Documentation and all applications for registration thereof, and all know-how, trade
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                                       7

           secrets, proprietary processes, formulae, business information, and other intellectual and industrial property rights in and to the Software or the Documentation.

     2.42. "PURCHASE PRICE"  has the meaning set forth in Section 5.1.

     2.43. "RELATED AGREEMENTS" means all agreements, instruments and certificates contemplated hereby and thereby.

     2.44. "SOFTWARE" means all Computer Program(s), data compilation(s) and/or other intellectual property of intangible nature for the TOP END product more fully described in Schedule 2.44 hereto that are expressed in Object Code, and shall consist of the Source Code, Binary Code and Object Code therefor as of the date hereof.

     2.45. "SOURCE CODE" means the Computer Programs in human readable form.

     2.46. "SUBSIDIARY" means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by any other Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     2.47. "SUCCESSOR SOFTWARE" means the Computer Programs for the BEA middleware suite of products resulting from the merging and integration of BEA's middleware software products, including the TUXEDO product offerings, and the Software as contemplated by Section
           6.5 hereof, including the Source Code and Object Code therefor, the System Documentation and User Documentation therefor, all enhancements, updates, revisions, error corrections and upgrades pertaining thereto.

     2.48. "SYSTEM DOCUMENTATION" means documentation, however recorded, other than Source Code, which documents collectively the design and details of a particular software program and provides information to enable a reasonably knowledgeable computer programmer to make enhancements, revisions and modifications.

     2.49. "TAXES" OR INDIVIDUALLY "TAX," means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation,
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                                       8


           all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition).

     2.50. "TAX CODE" means the Internal Revenue Code of 1986, as amended.

     2.51. "THIRD-PARTY CLAIM" means, in respect of the obligations of each Indemnifying Party hereunder, a claim asserted against the Indemnified Party by a third party.

     2.52. "THRESHOLD AMOUNT" has the meaning set forth in Section 12.4.

     2.53. "TRADEMARKS" means the trademarks, trade names, service marks, logos and similar designations of source and origin, and all registrations and applications for registration thereof which are set forth on
           Schedule 2.53 attached hereto and made a part hereof and all goodwill associated therewith.

     2.54. "TRANSFERRED EMPLOYEES" has the meaning set forth in Section 9.1 hereof.

     2.55. "USER DOCUMENTATION" shall mean the user documentation needed to support and use the Software, which shall include instructions for the use of each function thereof and any training materials related thereto.

     2.56. "USER LIST" means NCR's user lists, customer lists, mailing lists, contact lists, and the like relating to the Software, but shall not include any such list pertaining solely to a product in which the Software is embedded. To the extent practical, each such list will be in hard copy and in a magnetic format to be specified by BEA; provided, however, that NCR shall not be required to incur any expenses in providing any such list in any such format.

     2.57. "WAIVER AND CONFIDENTIALITY AGREEMENT" has the meaning set forth in
           Section 6.11.

3.   CLOSING; CONDITIONS TO CLOSING; DELIVERIES

     3.1. CLOSING. The Closing shall occur within five (5) business days following the satisfaction or waiver of the conditions precedent set forth in Sections 3.2 and 3.3 (the "Closing Date") and shall be held at the offices of Covington & Burling in Washington, D.C. at 9:00 a.m. local time, or at such other time and place as NCR and BEA may mutually agree. Notwithstanding the actual time the deliveries of the parties hereto are made on the Closing Date, the parties hereto agree that the
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                                       9


           Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., local time, on the Closing Date.

     3.2. CONDITIONS TO OBLIGATIONS OF NCR TO CLOSE. The obligations of NCR to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by NCR, provided, however, that in the event that any or all of such conditions are waived, such waiver shall be for all purposes and not only for purposes of closing the transactions contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under Section 12 hereof.

           3.2.1.  REPRESENTATIONS AND WARRANTIES; COVENANTS.

                   3.2.1.1. The representations and warranties of BEA contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and

                   3.2.1.2. The covenants and agreements contained in this Agreement to be complied with by BEA at or prior to the Closing shall have been complied with in all material respects.

           3.2.2. COMPLIANCE WITH HSR ACT. Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been earlier terminated, and all governmental consents, authorizations or approvals required in connection with the transactions and their consummation contemplated by this Agreement shall have been obtained or given.

           3.2.3. NO ORDER. No action or proceeding shall have been instituted against NCR or any of its Affiliates or any officer or director of NCR or any of its Affiliates which seeks to, or would render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof or creates or poses a risk of creating a limitation on NCR to own the BEA Shares, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.
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                                       10

           3.2.4. OPINIONS OF COUNSEL. NCR shall have received from Ed Durney, Esq., General Counsel of BEA, and Morrison & Foerster, counsel to BEA, opinions dated as of the Closing Date in form and substance reasonably satisfactory to NCR.

           3.2.5. DELIVERIES. BEA shall have made or stand willing and able to make all the deliveries to NCR set forth in Section 3.5.

     3.3. CONDITIONS TO OBLIGATIONS OF BEA. The obligations of BEA to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by BEA, provided, however, that in the event that any or all of such conditions are waived, such waiver shall be for all purposes and not only for purposes of closing the transactions contemplated hereby, and the conditions so waived shall not serve as a basis for indemnification under Section 12 hereof..

           3.3.1.  REPRESENTATIONS AND WARRANTIES; COVENANTS.

                   3.3.1.1. The representations and warranties of NCR contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing; and

                   3.3.1.2. The covenants and agreements contained in this Agreement to be complied with by NCR at or prior to the Closing shall have been complied with in all material respects.

           3.3.2. COMPLIANCE WITH HRS ACT. Any waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been earlier terminated, and all governmental consents, authorizations or approvals required in connection with the transactions and their consummation contemplated by this Agreement shall have been obtained or given.

           3.3.3. NO ORDER. No action or proceeding shall have been instituted against BEA or any of its Affiliates or any officer or director of BEA or any of its Affiliates which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof or
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                                       11

                   would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by BEA of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, and no such action shall seek damages in a material amount by reason of the consummation of the transactions contemplated hereby.

           3.3.4. CONSENTS AND APPROVALS. Each of the Consents shall have been duly obtained and delivered to BEA with no material adverse conditions imposed by any such Consent and no Material Adverse Change to the terms of any Assumed Contract with respect to which any Consent is obtained.

           3.3.5. EMPLOYMENT OF TRANSFERRED EMPLOYEES. Those Transferred Employees whose name on Schedule 9.1 bears an asterisk shall have accepted employment with BEA, conditioned upon the occurrence of the Closing, pursuant to an offer of employment extended by BEA in satisfaction of its obligations under
                   Section 9.1.

           3.3.6. OPINIONS OF COUNSEL. BEA shall have received from Jon Hoak, Esq., Senior Vice President and General Counsel of NCR, and Covington & Burling, counsel to NCR, opinions dated as of the Closing Date in form and substance reasonably satisfactory to BEA.

           3.3.7. NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change since the date of this Agreement.

           3.3.8. DELIVERIES. NCR shall have made or stand willing and able to make all the deliveries to BEA set forth in Section 3.4.

     3.4. DELIVERIES BY NCR. Prior to or on the Closing Date, NCR shall deliver, or cause to be delivered, to BEA the following, in form and substance reasonably satisfactory to BEA and its counsel:

           3.4.1.  TRANSFER DOCUMENTS.  DULY EXECUTED COPIES OF THE FOLLOWING:

                   3.4.1.1. Bill of sale, Assignment and Assumption Agreement, in a form mutually agreed by and between BEA and NCR;

                   3.4.1.2. Intellectual Property Assignment Agreement, in a form reasonably satisfactory to NCR and BEA; and
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                                       12

                   3.4.1.3. Other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of BEA or its permitted assignees.

           3.4.2.  CONSULTING AGREEMENT.  Duly executed Consulting Agreement.

           3.4.3.  DISTRIBUTION AGREEMENT.  Duly executed Distribution
                   Agreement.

           3.4.4.  MAINTENANCE AGREEMENT.  Duly executed Maintenance
                   Agreement.

           3.4.5. LEASE AGREEMENT. Duly executed Office Space Lease Agreement, in a form reasonably acceptable to NCR and BEA.

           3.4.6. WAIVER AND CONFIDENTIALITY AGREEMENTS. Duly executed copies of the Waiver and Confidentiality Agreements contemplated under Section 6.11 hereof.

           3.4.7. SECRETARY'S CERTIFICATE. Certificate, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of NCR certifying (i) as to the Charter of NCR, (ii) as to the Bylaws of NCR, (iii) that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of NCR, authorizing and approving the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (iv) as to the incumbency of the officers of NCR duly authorized to execute and deliver this Agreement and the Related Agreements.

           3.4.8. OFFICER'S CERTIFICATE. Certificate, dated as of the Closing Date, executed by the President or Vice President of NCR, certifying that: (i) the representations and warranties of NCR in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated by this Agreement or occur in the ordinary course of business which do not singly or in the aggregate have a Material Adverse Effect) and (ii) NCR has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

           3.4.9. GOOD STANDING CERTIFICATE. A certificate as to the good standing of NCR, issued by the Secretary of State of the State of
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                                       13

                   Maryland, dated no more than ten (10) days prior to the Closing.

           3.4.10. OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of NCR by this Agreement, at or prior to the Closing, as BEA or its counsel may reasonably require.

     3.5. DELIVERIES BY BEA. Prior to or on the Closing Date, BEA shall deliver, or cause to be delivered, to NCR the following, in form and substance reasonably satisfactory to NCR and its counsel:

           3.5.1. PURCHASE PRICE. The Purchase Price in cash by wire transfer of immediately available funds.

           3.5.2. BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Duly executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit V hereto.

           3.5.3.  CONSULTING AGREEMENT. Duly executed Consulting Agreement.

           3.5.4.  DISTRIBUTION AGREEMENT. Duly executed Distribution Agreement.

           3.5.5.  MAINTENANCE AGREEMENT. Duly executed Maintenance Agreement.

           3.5.6. SECRETARY'S CERTIFICATE. Certificate, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of BEA certifying (i) as to the Certificate of Incorporation of BEA,
                   (ii) as to the Bylaws of BEA, (iii) that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of BEA, authorizing and approving the execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect and (iv) as to the incumbency of the officers of BEA duly authorized to execute and deliver this Agreement and the Related Agreements.

           3.5.7. OFFICER'S CERTIFICATE. Certificate, dated as of the Closing Date, executed by the President or Vice President of BEA, certifying that (i) the representations and warranties of BEA in this Agreement are true and complete at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date and except for changes that are contemplated this Agreement) and (ii) BEA has performed all of its obligations and has complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

           3.5.8. GOOD STANDING CERTIFICATE. A certificate as to the good standing of BEA, issued by the Secretary of State of the State of Delaware, dated not more than ten (10) days prior to the Closing.

           3.5.9. OTHER. Such other evidence of the performance of all covenants and satisfaction of all conditions required of BEA by this Agreement, at or prior to the Closing, as NCR or its counsel may reasonably require.

4.   SALE AND PURCHASE OF ASSETS

           4.1.1. TRANSFER OF ASSETS. Pursuant to the terms and subject to the conditions set forth in this Agreement, NCR hereby agrees to sell, grant, transfer, convey, assign and deliver to BEA on the Closing Date, and BEA agrees to purchase and acquire from NCR on the Closing Date, all right title and interest of NCR in and to the Assets.

           4.1.2. Subject to the provisions of Section 4.1.1., hereof, the Software will be transferred by NCR to BEA by electronic means directly into the permanent storage memory of computer hardware owned by BEA. The transfer of the Software will occur on the Closing Date but shall occur subsequent to and shall be separate and apart from the transfer of all other Assets, including Documentation, and any printed form of the Object Code and Source Code, to BEA. With respect to the transfer of the Software, NCR shall maintain complete and exclusive control over all personal property (including personal property owned by BEA) used to effectuate the transfer and BEA shall not thereafter obtain possession of the computer diskettes, tape, or other media used by NCR to effectuate such transfer. The intent of this Section 4.1.2., is to structure the transfer of the Software by electronic means as set forth in this Section 4.1.2., to minimize the California sales and use Tax due on such transfer. The language of this Section 4.1.2 shall be construed to achieve as nearly as possible the intent specified herein.

     4.2. ASSUMPTION OF ASSUMED CONTRACTS. Pursuant to the terms and subject to the conditions set forth in this Agreement, effective upon Closing, NCR shall assign to BEA all of NCR's rights and obligations under the Assumed Contracts, which are assignable by NCR to BEA as of the Closing Date, and BEA shall accept such assignment and shall assume all responsibilities and obligations of NCR under such Assumed Contracts. Following the Closing Date, and pursuant to the terms and conditions set forth in this Agreement, NCR shall assign to BEA all of NCR's rights and obligations under, and BEA shall accept such assignment and shall assume all responsibilities and obligations of NCR under, the Assumed Contracts which are assignable by NCR to BEA after the Closing Date.

     4.3. LIMITATION ON ASSUMPTION. BEA shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of NCR with respect to the Assumed Contracts other than those which accrue (a) after the Closing Date with respect to Assumed Contracts assigned to BEA upon Closing, or (b) after the effective date of the assignment with respect to any Assumed Contract assigned to BEA after the Closing Date.

5.   CONSIDERATION

     5.1. TRANSFER OF ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in consideration for the sale, transfer, conveyance, and assignment of the Assets, BEA agrees to pay to NCR the following purchase price (the "Purchase Price"): Ninety-Two Million, Four Hundred Thousand Dollars ($92,400,000), payable at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to BEA by NCR no later than three (3) business days prior to the Closing.

     5.2. ALLOCATION OF PURCHASE PRICE. Within ninety (90) days following the Closing Date, BEA will provide to NCR an allocation statement (the "Asset Allocation Statement") with BEA's proposed allocation of the aggregate consideration payable pursuant to Section 5.1 among the Assets. Within fifteen (15) days after the receipt of such Asset Allocation Statement, NCR will propose to BEA any changes to such Asset Allocation Statement (and in the event no such changes are proposed in writing to BEA within such time period, NCR will be deemed to have agreed to, and accepted, the Asset Allocation Statement). NCR and BEA will endeavor in good faith to resolve any differences with respect to the Asset Allocation Statement within fifteen (15) days after BEA's receipt of written notice of objection from NCR.

           5.2.1. Subject to Sections 5.2.2., the parties hereto agree (i) to use the allocations set forth in the Asset Allocation Statement provided by BEA to NCR pursuant to Section 5.2. above, for accounting, financial reporting and Tax purposes;
                   (ii) that such allocations shall be in accordance with, and as provided by, Section 1060 of the Tax Code; and (iii) that any Tax returns or other Tax information they may file or cause to be filed with any Governmental Authority or fiscal intermediary shall be prepared and filed consistently with such allocation. The parties agree that, to the extent required, they will each properly and timely file Form 8594 in accordance with Section 1060 of the Tax Code.

           5.2.2. If NCR withholds its consent, in the manner and within the time period specified in Section 5.2, to the allocation reflected in the Asset Allocation Statement, and NCR and BEA have acted in good faith to resolve any differences with respect to items on the Asset Allocation Statement and thereafter are unable to resolve any differences that, in the aggregate, are material, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by NCR and BEA, which firm shall not be the regular accounting firm of NCR or BEA. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by NCR and BEA and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding upon the parties. NCR and BEA shall share equally in all costs attributable to the review and determination by the Allocation Arbiter.

     5.3. SALES OR USE TAXES. All sales, use and other similar Taxes, charges and fees, if any, arising out of or in connection with the transactions contemplated by this Agreement (other than any income, capital gains and other similar Taxes, charges and fees imposed on, or imposed in respect of, the income or gain of NCR), shall be paid by BEA. Each of the parties shall cooperate with the other to the extent reasonably required and permitted by Applicable Law in order to eliminate or minimize any such Tax. Without limiting the foregoing, to the extent any such Tax is imposed, NCR shall prepare and file any required Tax returns in connection therewith and BEA shall pay and promptly discharge when due the entire amount of any such Tax.

6.   ADDITIONAL OBLIGATIONS; COVENANTS

     6.1.  CONSENTS

           6.1.1. OBTAINING CONSENTS. NCR will use all commercially reasonably efforts to obtain any Consent required to assign all Assumed Contracts and complete all other transfers and transactions contemplated by this Agreement at NCR's sole expense. NCR will provide BEA with prompt written notice of the effective date of the assignment of any Assumed Contract assigned to BEA after the Closing Date and with a copy of each such Assumed Contract.

           6.1.2. ALTERNATIVE ARRANGEMENT. In the event and to the extent that NCR is unable to obtain any such Consent, or if any attempted assignment or novation would be ineffective or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by BEA of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, NCR will reasonably cooperate with BEA, to the extent permitted by law, in a reasonable arrangement under which BEA would, to the fullest extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, and nothing contained herein or in any Related Agreements shall be construed to have assigned any such non-assignable contract or agreement.

     6.2.  HSR FILING.

           6.2.1. FILING OF NOTIFICATION AND REPORT FORM. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) business days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party shall pay its own costs in connection with the preparation and filing thereof, and the parties shall each pay one-half of the filing fee in connection therewith.

           6.2.2. ADDITIONAL ACTIONS. Each party shall take such actions as in its sole judgment are appropriate to eliminate any concerns on the part of any Governmental Authority over the enforcement of applicable antitrust laws regarding the legality of the consummation of the transactions contemplated hereby under any antitrust law; provided, however, that notwithstanding the foregoing, neither party shall be required hereunder to appeal any injunction, to divest any of its assets or to take any other specific step which in its sole judgment would not be in its best interest under the circumstances in order to eliminate such concerns.

     6.3.  NO COMPETING PRODUCTS.

           6.3.1. MIDDLEWARE STAND ALONE PRODUCTS. During the ten (10)-year period commencing on the Closing Date, NCR shall not, directly or indirectly (including through any Affiliate thereof, whether existing now or in the future), develop or have developed for or on behalf of NCR or any of its Affiliates enterprise middleware Computer Programs having the same or substantially similar features as that of the Software for license or sale by or on behalf of NCR or any of its Affiliates as an independent, stand-alone product (i.e., a product not licensed or sold as a component or part of, or otherwise embedded in, a substantial additional program).

           6.3.2. MIDDLEWARE EMBEDDED PRODUCTS. During the five (5)-year period commencing on the Closing Date, NCR shall not, directly or indirectly (including through any Affiliate thereof, whether existing now or in the future), develop or have developed for or on behalf of NCR or any of its Affiliates enterprise middleware Computer Programs having the same or substantially similar features as that of the Software for license or sale by or on behalf of NCR or any of its Affiliates as a component or part of, or otherwise embedded in, a substantial additional program offered or sold by NCR.

           6.3.3. For purposes of clarification only, and without limiting the restrictions on competing products set forth in paragraphs
                   6.3.1 and 6.3.2, NCR and BEA agree that NCR shall have the right to continue to develop and have developed (a) middleware enterprise Computer Programs (other than the Software) which are included on NCR's published price list, or for which the development is substantially complete, as of the Closing Date, provided that such Computer Programs do not come to have the same or substantially similar features as that of the Software, and (b) Computer Programs which are solely designed to effect the integration of an NCR product offering that is not in violation of this paragraph 6.3 with other generally commercially available enterprise middleware Computer Programs.

     6.4. EXISTING TOP END CUSTOMERS, ISVS, AND BUSINESS PARTNERS. In addition to carrying out NCR's obligations under the Assumed Contracts as provided under Section 4, BEA will, to the extent commercially reasonable and to the extent the Assumed Contracts pertaining to NCR's obligations have been provided to BEA, continue to support all NCR Software sales promotions, solutions, customers, ISVs, channel partners and business partners for the duration of all contractual obligations under the Assumed Contracts. To the best of NCR's knowledge, Schedule 6.4 sets forth a true and complete list of all NCR Software customers, ISVs, channel partners and business partners. In addition, BEA will, to the extent commercially reasonable, continue to support all current and older versions of the Software product family in a manner consistent with BEA's standard policies, including end-of-life policies and practices.

     6.5. TOP END PRODUCT ROADMAP. Promptly following the Closing Date, BEA shall issue a press release substantially in the form attached hereto as Exhibit V, announcing BEA's commitment to the development of the Successor Software, which will merge BEA's TUXEDO and the Software and will serve as the basis for BEA's future product offering. BEA agrees that the Software product family will be integrated into the Successor Software such that, to the extent commercially reasonable, the Successor Software will be a functional "super-set" to what TUXEDO offers and to what the Software offers. The Software features and interfaces (including enhancements and modifications thereto developed pursuant to the Consulting Agreement) will be supported and offered in the Successor Software. BEA will provide a reasonable migration path for customers using the Software to the Successor Software. In the event that BEA does not provide Successor Software that is generally commercially available and available to NCR under the Distribution Agreement within two (2) years after the Closing Date, NCR shall have the right, in addition to any other rights or remedies it may have, to require BEA to continue to maintain the Software as a viable and competitive product until the Successor Software becomes generally commercially available and available to NCR under the Distribution Agreement. From and after the date on which the Successor Software becomes generally commercially available, BEA shall maintain the Successor Software on BEA's general price list for a period of 18 months thereafter.

     6.6. SUBSEQUENT TOP END PRODUCT RELEASES. BEA shall produce release 3.0 of the Software under the Consulting Agreement and subsequent maintenance releases and/or patches, as required. BEA agrees to sell through its sales force TOP END release 2.05 until the earlier to occur of (a) the date 18 months after it is made generally available,
           (b) the date it is replaced by the Successor Software, or (c) the date of the next release of the Software.

     6.7. FURTHER ASSURANCES. NCR agrees that, at any time after the Closing Date, upon the request of BEA, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to BEA, its successors and assigns, the transfers contemplated by this Agreement.

     6.8. CONDUCT OF BUSINESS OF NCR PENDING THE CLOSING. NCR agrees that, during the period from the Execution Date to the Closing:

           6.8.1. OPERATION. NCR shall (a) cause the business operations related to the Assets to be conducted in the ordinary course consistent with past practice, (b) use commercially reasonably efforts to preserve intact the relevant business, properties and organization with respect thereto in all material respects, (c) use commercially reasonable efforts to maintain the Physical Assets in good operating condition and repair (ordinary wear and tear excepted), and (d) use commercially reasonable efforts to preserve for the benefit of BEA the goodwill of customers, vendors and others having business relations with it related to the Assets; and

           6.8.2. DISPOSITION OF ASSETS. NCR shall: (a) not sell or dispose of any of the Assets, except in the ordinary course of business consistent with past practice, (b) use commercially reasonable efforts to prevent the occurrence of any event or condition which may have a Material Adverse Effect or would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by BEA of all or any material portion of the Assets or with the effective transfer of the Transferred Employees as contemplated hereby, and (c) not enter into any agreement, in writing or otherwise, that would result in a breach either of the foregoing covenants.

     6.9. UPDATED SCHEDULES. NCR shall promptly disclose in writing to BEA any information contained in its representations and warranties or any of the Schedules hereto which, because of an event occurring after the date of this Agreement, is incomplete or is no longer correct as of all times after the Execution Date and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information. In the event that NCR makes any such disclosure prior to the Closing and the Closing occurs, such disclosure shall be deemed to amend and supplement the representations and warranties and the applicable Schedule hereto, and BEA shall have the right to be indemnified with respect to such representations and warranties, and the applicable Schedule thereto as so amended and supplemented, but not with respect to any prior representation and warranty which has been amended, deleted or superseded as a result of such new or amended information. Nothing contained in this Section 6.9 shall be construed as changing any party's right to terminate this Agreement as provided in Section 13.

     6.10. NOTICE OF CERTAIN MATTERS. NCR shall give prompt written notice to BEA, and BEA shall give prompt written notice to NCR, of any failure of NCR or BEA, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.11. WAIVER AND CONFIDENTIALITY AGREEMENTS. NCR shall use its reasonable best efforts to deliver to BEA on or before the Closing Date a copy of a Waiver and Confidentiality Agreement, in a form reasonably acceptable to BEA (the "Waiver and Confidentiality Agreement"), executed by each of the NCR employees, agents or consultants listed in Schedule 6.11 hereto.

     6.12. ACCESS TO RECORDS. Each party agrees to allow representatives of the other party after the Closing, upon reasonable written notice, access to any books and records relating to the Assets or the Transferred Employees for the purpose of filing and supporting Tax returns and Tax audits of such other party or defending any Claim relating thereto or any Third Party Claim. Each party shall preserve such books and records as necessary to support tax returns of the other party relating to the Assets or the Transferred Employees and to notify the other party prior to destruction of any such records relating to periods prior to the Closing if the destruction thereof is scheduled to occur within five (5) years after the Closing Date, and the other party shall be permitted, upon reasonable written notice, to take possession of such records at its sole expense. Nothing herein shall be deemed to constitute a waiver of any attorney-client, work-product or joint-defense privilege.

7.   OWNERSHIP OF INTELLECTUAL PROPERTY; LICENSES

     7.1. LICENSE TO USE NCR HOUSE MARKS. NCR hereby grants to BEA a non-exclusive, royalty free license to use, commencing on the Closing Date, the NCR House Marks in connection with BEA's marketing, distribution and licensing of the Software, the Documentation, and modifications thereto, and goods and services related to the Software, subject to the following: (i) the NCR House Marks may be used in a manner and with materials that have been reviewed and approved by NCR in writing prior to such use, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) such usage shall be in accordance with NCR's then-current trademark usage policies as provided and updated by NCR. The license to BEA to the NCR House Marks shall expire, without any further actions by the parties hereto, upon the earlier of (x) the second anniversary of the Closing Date or (y) termination of this Agreement, the Distribution Agreement or the Consulting Agreement due to a breach or default by BEA of its obligations thereunder.

     7.2. OWNERSHIP OF TRADEMARKS. Subject to the non-exclusive license in the NCR House Marks granted herein to BEA, NCR shall own all NCR House Marks and any goodwill which may accrue to such marks as a result of any of the BEA uses of the NCR House Marks licensed thereunder. BEA shall own the Trademarks transferred herein as part of the Assets, together with all other trademarks, service marks, logos, symbols or identifiers thereafter after the Closing used or developed by BEA (excluding the NCR House Marks) in connection with BEA's use of the Assets. Subject to BEA's obligations pursuant to Section 7.1, each of NCR and BEA shall be solely responsible for the protection, maintenance and enforcement of their respective trademarks and any registrations or applications therefor.

     7.3.  INTERNAL USE LICENSE TO USER LIST, DOCUMENTATION.   BEA hereby grants
           to NCR, its Affiliates and Subsidiaries, a non-exclusive, perpetual, paid-up, royalty-free license to use, reproduce and modify the User List and Documentation, provided, however, that such license shall be limited solely to NCR's internal business purposes and shall be perpetual conditioned upon NCR's continuing compliance with its obligations to BEA under Sections 6.3 and 8 of this Agreement.

     7.4. LICENSE UNDER PATENTS. NCR hereby grants to BEA, its Affiliates and Subsidiaries, a non-exclusive, worldwide, perpetual, irrevocable, paid-up, royalty-free license, under any patents which NCR now holds or may acquire in the future, to make, use, modify, and sell or otherwise distribute the Software, or any future versions or modifications thereof, whether stand-alone or as incorporated in or bundled with any other software, hardware, firmware, or enhancements.

8.   CONFIDENTIALITY

     8.1. CONFIDENTIAL INFORMATION. In the course of the performance of this Agreement, NCR and BEA each recognizes that it will obtain, or has prior to the Execution Date obtained, access to the confidential, proprietary, technical, business and operational information of the other, including without limitation the Proprietary Rights (excluding the issued Patents) (the "Confidential Information"). Confidential Information includes all terms of the transactions contemplated by this Agreement.

     8.2. NON-CONFIDENTIAL INFORMATION. Information shall not constitute Confidential Information if:

           8.2.1. PREVIOUSLY POSSESSED. It is demonstrated to have been in the possession of the receiving party or available to the receiving party prior to the disclosure, without any breach of a duty of confidentiality owed by any party to the disclosing party;

           8.2.2. SUBSEQUENTLY OBTAINED. The receiving party rightfully obtains the Confidential Information without breach of this Agreement, or any Applicable Laws , from a third party having no duty of confidentiality to the disclosing party;

           8.2.3. DEVELOPED. It is independently developed by the receiving party without use of the Confidential Information; or

           8.2.4. AUTHORIZED. The disclosing party authorizes in writing the disclosure of the Confidential Information.

     8.3. BEA CONFIDENTIAL INFORMATION. As of the Closing Date, all information disclosed by NCR which becomes or is intended to become the property of BEA by virtue of the transactions contemplated herein constitutes Confidential Information of BEA, as if BEA were the disclosing party therefor.

     8.4. STANDARD OF CARE. All Confidential Information shall remain the exclusive property of the disclosing party, and the receiving party may not disclose any Confidential Information of the disclosing party for any reason without the prior written consent of the disclosing party or make any use of such Confidential Information other than as expressly permitted by or necessary to perform its obligations under this Agreement or the Related Agreements. The receiving party shall use the same care and discretion, but no less than reasonable care and discretion, to avoid disclosure, publication, or dissemination of Confidential Information it has received, as the receiving party employs for similar information of its own which it does not desire to publish, disclose or disseminate, except to those employees, directors, agents and/or permitted subcontractors of the receiving party who have a need to know in order to exercise the rights granted or retained pursuant to this Agreement and who have agreed in writing to be bound by the confidentiality terms of the Agreement. The receiving party shall be responsible and liable for breaches of confidentiality obligations by its employees, directors, agents and/or permitted subcontractors.

     8.5.  REQUIRED DISCLOSURE.  Notwithstanding any other provision of this
           Section 8, if the receiving party is required to disclose any Confidential Information pursuant to legal, accounting or regulatory requirements, the receiving party shall provide to the disclosing party written notice of such required disclosure sufficiently in advance thereof to enable the disclosing party to take reasonable actions to avoid the requirement of disclosure. Notwithstanding the foregoing, and subject to the prior consent of the other party (such consent not to be unreasonably withheld or delayed), either party shall have the right to disclose the existence and material terms of this Agreement to the extent such party reasonably determines is necessary to comply with stock exchange, securities and other similar disclosure requirements. The receiving party shall cooperate with all reasonable requests of the disclosing party in connection therewith.

     8.6. SURVIVAL OF COVENANT. Notwithstanding anything contained herein to the contrary, the obligations of the parties under this Section 8 shall survive for a period of five (5) years from the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.

9.   EMPLOYEES; LEASE OF SPACE

     9.1. OFFER OF EMPLOYMENT. All NCR employees identified on Schedule 9.1 will receive written offers of employment with BEA, to be delivered by BEA not less than ten (10) business days prior to the Closing Date, and will not be required to take drug tests or physical examinations as a condition of such employment. All such offers shall be contingent upon the Closing and shall be subject to acceptance or rejection by such employees prior to Closing. All such employees who have not accepted such offers on the business day immediately prior to the Closing Date shall be deemed to have rejected such offers. Those employees who have accepted such offers from BEA prior to the Closing Date shall be referred to herein as "Transferred Employees." Upon Closing, each of the Transferred Employees will cease their employment with NCR and shall become employees of BEA.

     9.2.  COMPENSATION/BENEFITS PACKAGE.

           9.2.1. COMPARABLE COMPENSATION. Subject to the terms of this Section 9.2, BEA shall offer the Transferred Employees compensation and benefits packages that are reasonably comparable to those being provided by NCR to the Transferred Employees immediately prior to the Closing Date. BEA shall offer to each Transferred Employee a base salary that is substantially similar to that earned by such employee at NCR on the Closing Date for a position with BEA which is the same or substantially equivalent to the employee's position at NCR immediately prior to the Closing. BEA will offer each Transferred Employee stock options and bonuses consistent with those received by other similarly situated BEA employees. It is understood by both parties, however, that BEA will make vesting of stock options and bonuses contingent on successful completion of the milestones of the Plan of Record under the Consulting Agreement. Prior to the Execution Date, BEA has provided to NCR written confidential information regarding the proposed compensation packages for each Transferred Employee for the purpose of enabling NCR to evaluate independently whether BEA's proposed benefits package is "comparable" to that received by each such employee at NCR and NCR hereby confirms that BEA's proposed compensation packages as disclosed to NCR comply with BEA's obligations hereunder with respect thereto.

           9.2.2. BENEFITS COVERAGE. To the extent permitted by law or contract, BEA's benefit plans and programs offered to the Transferred Employees shall reflect credit for service with NCR. No pre-existing limitations, waiting periods, or proof of insurability will be imposed by BEA or its benefits plans with respect to initial benefits eligibility of the Transferred Employees. To the extent legally permitted, NCR will distribute the amount in each Transferred Employee's savings account in NCR's 401(K) plan, and BEA will allow each Transferred Employee to rollover the amount to BEA's 401(K) plan. NCR acknowledges and agrees that nothing in this
                   Section 9 shall require BEA to undertake any modification of BEA's existing compensation and benefits practices or to take any action that would tend, in BEA's good faith judgment, to expose BEA to any material liability under any law, regulation, court order, ordinance or contract of any kind.

           9.2.3. ACCRUED BENEFITS. At or before the Closing, NCR shall pay out to all Transferred Employees all accrued vacation, sabbatical or other similar accrued liability owed by NCR to the Transferred Employees as of the Closing Date. BEA shall provide each Transferred Employee who requests vacation time during the first 12 months after Closing with two (2) weeks unpaid vacation, subject to BEA's policies and procedures regarding its employees' exercise of vacation time.

     9.3. TRANSFERRED EMPLOYEES' LOCATION; OFFICE SPACE. BEA shall use commercially reasonable efforts to provide office space for the Transferred Employees which is located within a reasonable proximity of the current NCR Rancho Bernardo, California, location. NCR and BEA agree that the following areas in California shall be deemed to be within a reasonable proximity to the current NCR Rancho Bernardo location: Rancho Bernardo, Poway, and Carmel Mountain Ranch, and the commercial reasonableness of BEA's efforts shall be evaluated based upon, among other things, facility availability and costs. At BEA's election, upon reasonable prior written notice to NCR delivered prior to the Closing, NCR shall lease to BEA certain office space at NCR's Rancho Bernardo, California, facility pursuant to an Office Space Lease Agreement in substantially the form as Exhibit VIII hereto.

     9.4.  NON-SOLICITATION

           9.4.1. NCR COVENANT. NCR agrees, for itself and its Affiliates, not to re-hire, or directly or indirectly attempt to re-hire, for a period of twelve (12) months from the Closing Date, any of the Transferred Employees.

           9.4.2. BEA COVENANT. BEA agrees, for itself and its Affiliates, not to solicit for employment or hire, or directly or indirectly attempt to solicit for employment or hire, for a period of two (2) years from the Closing Date, any employee of NCR with whom BEA came into contact through the negotiation or performance of this Agreement.

           9.4.3. PERMITTED EXCEPTION. Notwithstanding the foregoing to the contrary, BEA shall not be in breach of its obligations under
                   Section 9.4.2 hereof if BEA solicits for employment or hires NCR professional services employees with expertise in the Software in Europe and/or Asia/Pacific who have been identified to BEA by NCR. NCR agrees that at its discretion, during the six (6) months following the Closing Date, it shall assist BEA by identifying a reasonable number of such personnel and by providing introductions to them for BEA representatives.

10.  REPRESENTATIONS AND WARRANTIES OF NCR

     NCR hereby represents and warrants to BEA as of the date hereof and as of the Closing Date as follows:

     10.1. ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. NCR is a corporation duly organized and existing under, and by virtue of, the laws of the state of Maryland and is in good standing under such laws. NCR has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. NCR is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     10.2. CORPORATE POWER. NCR has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms hereof and thereof.

     10.3. AUTHORIZATION. All corporate action on the part of NCR, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by NCR, will constitute valid and binding obligations of NCR enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and except as enforcement of remedies may be limited by general equitable principles.

     10.4. COMPLIANCE WITH OTHER INSTRUMENTS, NO CONSENTS, ETC. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under NCR's Charter or Bylaws, or under any material agreement to which NCR is a party, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon the Assets. Except as set forth in Schedule 10.4, and except with respect to the filing of a Premerger Notification Report under the HSR Act, no Consent is required to be obtained on the part of NCR to permit the consummation of the transactions contemplated by this Agreement. NCR is not in violation of any term of its Charter or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to NCR.

     10.5. LITIGATION, ETC. Except as otherwise disclosed on Schedule 10.5, there are no actions, suits, proceedings, oppositions, interferences, cancellation proceedings, challenges, or other legal or governmental proceedings (nor, to the best of NCR's knowledge, investigations pending against NCR or its officers or properties before any court, arbitrator or governmental agency)(the foregoing collectively referred to as "Actions"), nor, to the best of NCR's knowledge, is there any threat of any of the foregoing Actions; provided, however, that with respect to Actions arising out of activities outside the United States of America, or exclusively arising under and subject to jurisdictions outside the United States of America, the foregoing representation and warranty is made only to the extent that such Actions, individually or in the aggregate, would not result in a Material Adverse Effect. NCR is not a party to or subject to the provisions of any Governmental Order that, in any such case, questions the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken by NCR in connection herewith or therewith, or that challenges the validity, enforceability or ownership by NCR of any of the Proprietary Rights. There is no action, suit, proceeding or investigation by NCR currently pending or that NCR currently intends to initiate that questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken by NCR in connection herewith or therewith, or the validity, enforceability, use or ownership by NCR of any of the Proprietary Rights.

     10.6. OWNERSHIP OF ASSETS. NCR owns all of the Assets free and clear of all liens, security interests and other encumbrances other than Permitted Liens and Outstanding License Agreements.

     10.7. DISCLOSURE. The representations and warranties of NCR contained in this Agreement and the Related Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. NCR has no present intention to transfer this Agreement or any of its rights or obligations hereunder or under the Related Agreements to any third party or any of its Affiliates.

     10.8. TITLE TO ASSETS.

           10.8.1. NO LIENS. Except as otherwise disclosed on Schedule 10.8.1 and subject to any Permitted Liens or Outstanding License Agreements, NCR has good and marketable title to all of the Assets, including the Software, the Documentation, the User List, and the Proprietary Rights, and has the sole and exclusive right to use, sell, license, dispose of or bring actions for the infringement of the Proprietary Rights or any of the other Assets.

           10.8.2. REGISTRATIONS. Schedule 2.37 sets forth a complete and correct list of all patents, patent applications and invention disclosures regarding or relating solely to technology used in or necessary for the use and development of the Assets or the operation, use, licensing and sale of the Software. Schedule 2.53 sets forth a complete and correct list of all trademarks, trade names, service marks, logos and similar designations of source and origin, and all registrations and applications for registration thereof related to or used in connection with the Software. Schedule
                   10.8.2 contains a complete and correct list of all registered copyrights and copyright applications (collectively the "Additional Registrations") and all material unregistered Proprietary Rights. NCR currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration identified on Schedules 2.37, 2.53 and 10.8.2 ("Registrations"). All of the Registrations have been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, have not lapsed, expired or been abandoned, and are valid, subsisting, in proper form and enforceable. Each of Schedule 2.37, 2.53, and 10.8.2 sets forth all submissions and fees due or payable in connection with any registrations and applications listed on such schedules on or before six (6) months after the Execution Date.

           10.8.3. FEES. Except as otherwise disclosed in Schedule 10.8.3, NCR has no royalties, honoraria, fees or other payments due and payable to any third party in connection with the Proprietary Rights or other elements of the Assets, including to any Person by reason of ownership, use, licensure, sale or disposition of any of the same, the nonpayment of which has resulted or will result in a Material Adverse Effect.

           10.8.4. NECESSARY PROGRAMS. Except as set forth on Schedule 10.8.4, no third party Computer Programs or other property was used in or is necessary for the development of the Software or

                   Documentation or is intended to be embedded in, included with, or shipped with the Software (whether as a runtime module or otherwise).

           10.8.5. PUBLIC DISCLOSURE. Except as otherwise disclosed in Schedule
                   10.8.5 and subject to the immediately following sentence, NCR has received no notice that any (and to the best of NCR's knowledge, no) trade secret, know-how, confidential information or other Proprietary Right, including without limitation all Source Code for any version of the Software, has been invalidated or committed to the public domain, nor have the same been disclosed or authorized to be disclosed to a third party other than pursuant to written non-disclosure or confidentiality agreements. The foregoing representation and warranty in this paragraph 10.8.5 is made only to the best of NCR's knowledge with regard to the receipt by NCR of any notice where such notice was received by NCR only outside the United States of America.

           10.8.6. CLAIMS TO PROPRIETARY RIGHTS. Except as otherwise disclosed in Schedule 10.8.6, none of the former or present employees, officers, directors or independent contractors of NCR holds any contractual right, title or interest, directly or indirectly, in whole or in part, in or to any Proprietary Right, or has asserted any claim with regard to any Proprietary Right.

           10.8.7. INFRINGEMENT. (a) Except as otherwise disclosed in Schedule 10.8.7, NCR has received no notice that any (and, to its best knowledge, none) of the Assets or the other assets to be transferred by NCR to BEA in accordance with this Agreement, or the use thereof, (i) encroaches or infringes upon any property or rights (including without limitation any copyrights, patents, trade secrets or trademarks) of any third party, or (ii) contravenes any applicable material law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of material law. The foregoing representation and warranty is made only to the best of NCR's knowledge with regard to the receipt by NCR of any notice where such notice was received by NCR only outside the United States of America.

                   (b) Except as otherwise disclosed in Schedule 10.8.7 and subject to the Permitted Liens and Outstanding License Agreements, there are no agreements or arrangements between NCR and any third party which have any effect upon NCR's title to or other rights respecting the Assets, including the right to transfer the same as contemplated by this Agreement and the Related Agreements.

    10.9. CONDITION OF PHYSICAL ASSETS. The Physical Assets are in good operating condition and repair (ordinary wear and tear excepted) and are available for immediate use.

    10.10. ADEQUACY OF PROPERTY.  Except as set forth in Schedule 10.10 and
           Schedule 10.8.4, the Assets, the license grant in paragraph 7.4 hereof, the rights granted to BEA under the Maintenance Agreement, and the Assumed Contracts, constitute all of the assets and rights necessary to conduct, in all material respects, the business related to the Assets as presently conducted (excluding, however, the business with respect to the sale, maintenance or development of the Software as a product embedded in, or a component of, another product offered by NCR).

    10.11. LICENSES AND ASSUMED CONTRACTS.

           10.11.1. LICENSES. Except as set forth in Schedule 10.11.1, each Assumed Contract is valid, binding, and enforceable in accordance with its terms, is in full force and effect, and NCR is not in breach, violation or default under any such license or agreement. Except as disclosed in Schedule 10.11.1, neither the execution and delivery by NCR of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in any breach, violation or default under, or require the consent of any other party to, any such agreement.

           10.11.2. ASSUMED CONTRACTS. Schedule 2.5 contains a complete and correct list of all material contracts, instruments, commitments and agreements relating to the Assets or the other assets to be transferred by NCR to BEA in accordance with this Agreement, including the Assumed Contracts to be transferred to BEA upon Closing. NCR has delivered to BEA correct and complete copies of all Assumed Contracts which are assignable by NCR to BEA as of the Closing Date, including any and all amendments thereto. NCR has specifically identified in Schedule 2.5 the number and extent of all such Assumed Contracts that involve the license of source code. All of the Assumed Contracts are in full force and effect, and NCR is not currently in material breach of any of the terms of the Assumed Contracts. Except as specifically identified in Schedule 2.4, none of the other parties to the Assumed Contracts are not performing, or have provided NCR with written notice that it will not be able to perform, the party's obligations under the Assumed Contract. Except as specifically identified in
                    Schedule 2.4, NCR can assign to BEA all of the Assumed Contracts which are assignable by NCR to BEA as of the Closing Date, and after Closing, BEA shall have been assigned all rights of NCR under such Assumed Contracts.

   10.12. CURRENT USE. Except as set forth on Schedule 10.12, the reproduction, distribution, marketing, manufacture, development, use, sale, license, or sublicense of any Proprietary Rights, Software or Documentation or any other Asset in the manner currently so done by NCR does not (i) violate any license or agreement with any third party or (ii) infringe on, or otherwise conflict with, the rights of any person, nor has such violation or an infringement been alleged or noticed to NCR, and to the best of NCR's knowledge, there is no valid basis for any such allegation. Except as otherwise disclosed in
           Schedule 10.12, NCR has not, in connection with the Assets or any portion thereof, received notice, that it or any of its customers or distributors has infringed any copyright, patent, trademark, trade name, or other intellectual property right of any third party or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection. NCR has not asserted any such claim of infringement, misappropriation or misuses against any third party in connection with the Assets.

   10.13. USER LIST. To the best of NCR's knowledge, the User List is a substantially complete list of the customers other than those customers for which the Software is embedded in, or a component of, another product sold or provided by NCR. The only recipients of alpha and beta versions of the Software distributed by or on behalf of NCR have been NCR customers.

   10.14. CONFORMANCE OF THE SOFTWARE TO SPECIFICATIONS. The Software performs substantially in accordance with the specifications therefore set forth in Schedule 2.44, and there are currently no claims or assertions pending or, to the best of NCR's knowledge, threatened alleging a failure of the product to so perform. The Software has been reviewed to confirm that it stores, processes (including sorting and performing mathematical operations), inputs and outputs data containing date information correctly regardless of whether the data contains dates before, on, or after January 1, 2000.

   10.15. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither NCR nor any other Person acting for NCR makes any representation or warranty, express or implied, and NCR and BEA hereby disclaim any such representation or warranty, whether by NCR or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by NCR of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, including any implied warranties of merchantability and fitness for a particular purpose.

11.  REPRESENTATIONS AND WARRANTIES OF BEA

     BEA hereby represents and warrants to NCR as of the date hereof and the Closing Date as follows:

     11.1. ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. BEA is a corporation duly organized and existing under, and by virtue of, the laws of the state of Delaware and is in good standing under such laws. BEA has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently and previously conducted and as proposed to be conducted. BEA is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     11.2. CORPORATE POWER. BEA has all requisite corporate power to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

     11.3. AUTHORIZATION. All corporate action on the part of BEA, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements has been taken. This Agreement and the Related Agreements, when executed and delivered by BEA, will constitute valid and binding obligations of BEA enforceable in accordance with their respective terms.

     11.4. COMPLIANCE WITH OTHER INSTRUMENTS, NO CONFLICTS, ETC. The execution, delivery and performance of, and compliance with, this Agreement and the Related Agreements will not result in any violation of, or conflict with, or constitute a default under BEA's Certificate of Incorporation or Bylaws, or under any agreement to which BEA is a party, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of BEA or the BEA Shares. No Consent is required to be obtained on the part of BEA to permit the consummation of the transactions contemplated by this Agreement, except those Consents expressly identified in this Agreement. BEA is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to BEA.

     11.5. LITIGATION, ETC. Except as otherwise disclosed in Schedule 11.5, there are no actions, suits, proceedings, oppositions, challenges or investigations pending against BEA or its officers or properties before any Governmental Authority (or, to the best of BEA's knowledge, is there any threat thereof), and BEA is not a party to or subject to the provisions of any Governmental Order that, in any such case, questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken in connection or herewith or therewith. There is no action, suit, proceeding or investigation by BEA currently pending or that BEA currently intends to initiate that questions or has the potential to harm the validity of this Agreement and/or any of the Related Agreements or any action taken or to be taken in connection or herewith or therewith.

     11.6. DISCLOSURE. The representations and warranties of BEA contained in this Agreement or the Related Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. BEA has no present intention to transfer this Agreement or any of its rights or obligations hereunder or under the Related Agreements to any third party.

     11.7. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein and in the certificates required to be delivered pursuant to or in connection herewith, neither BEA nor any other Person acting for BEA makes any representation or warranty, express or implied, and NCR and BEA hereby disclaim any such representation or warranty, whether by BEA or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by BEA of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby.

12.  INDEMNIFICATION

     12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 10.12 (Current Use), any representation and warranty made in this Agreement or any Related Agreement, the breach of which the breaching party had knowledge of on or prior to the Closing, for a period of five (5) year following the Closing Date and any covenant or obligation under this Agreement or any Related Agreement to be performed after the Closing shall survive the Closing and continue until the expiration of the applicable statute of limitations. All other representations and warranties of the parties in this Agreement or any Related Agreement and any covenant or obligation to be performed prior to the Closing shall survive the Closing for a period of two (2) years after the Closing Date. Notwithstanding the foregoing to the contrary, if a Claim is timely made, it may continue to be asserted beyond the termination date of the representation, warranty or covenant to which such Claim relates.

     12.2. INDEMNIFICATION.

           12.2.1. INDEMNIFICATION BY NCR. NCR hereby agrees to indemnify, defend and hold harmless each member of the BEA Group from and against all Damages asserted against, imposed upon or incurred by any member of the BEA Group, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of NCR set forth in this Agreement, any certificates required to be provided by NCR pursuant to this Agreement, or any other agreement or obligation of the NCR contained in or made pursuant to this Agreement or any of the Related Agreements; (ii) the conduct and operation of NCR's business on or before the Closing Date; (iii) the sale, license, use or operation of the Assets on or before the Closing Date;
                    (iv) the employment of the Transferred Employees on or before the Closing Date or the termination of any Retained Employee's employment by NCR as a result of the consummation of the transactions contemplated hereby; (v) the Assumed Contracts on or before the Closing Date; and (vi) except as otherwise provided in Section 5.3, liabilities of NCR for any Taxes, including without limitation arising as a result of the transactions contemplated by this Agreement or the conduct or operation of NCR's business on or prior to the Closing Date.

           12.2.2. INDEMNIFICATION BY BEA. BEA hereby agrees to indemnify, defend and hold harmless each member of the NCR Group from and against all Damages asserted against, imposed upon or incurred by any member of the NCR Group, directly or indirectly, by reason of or resulting from (i) any breach or inaccuracy of any representation, warranty or covenant of BEA set forth in this Agreement, any certificates required to be provided by BEA pursuant to this Agreement, or any other agreement or obligation of BEA contained in or made pursuant to this Agreement or any of the Related Agreements;
                    (ii) the Assumed Contracts from and after the Closing Date to the extent assigned on the Closing Date and from and after the effective date of any such Assumed Contract if assigned to BEA after the Closing Date (but only if BEA has received written notice of such post-Closing Date assignment); (iii) the sale, license, use or operation of the Assets from and after the Closing Date; and (iv) the employment or termination of employment of the Transferred Employees from and after the Closing Date.

     12.3. THIRD-PARTY CLAIMS. The obligations and liabilities of each party to this Agreement under Section 12.2 related to Third-Party Claims shall be subject to the following terms and conditions:

           12.3.1. PARTICIPATION BY INDEMNIFYING AND INDEMNIFIED PARTY. Upon receipt of written notice of any Third-Party Claim asserted against, imposed upon or incurred by an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party thereof in writing. The Indemnifying Party shall be entitled, at its own expense, to participate in and, upon notice to the Indemnified Party, to undertake the defense thereof in good faith by counsel of the Indemnifying Party's own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, provided that (i) the Indemnified Party shall at all times have the option, at its own expense, to participate fully therein (without controlling such action) and (ii) if in the Indemnified Party's reasonable judgment (as evidenced and supported by an opinion of its legal counsel who will not be the same counsel who will represent the Indemnified Party in the underlying case) a conflict of interest exists between such Indemnified Party and the Indemnifying Party in respect of such Third-Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel.

           12.3.2.  FAILURE BY INDEMNIFYING PARTY TO DEFEND. If within thirty
                    (30) days after written notice to the Indemnified Party of the Indemnifying Party's intention to undertake the defense of any Third-Party Claim the Indemnifying Party shall fail to defend the Indemnified Party against such Third-Party Claim, the Indemnified Party will have the right (but not the obligation) to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account and at the risk of, the Indemnifying Party.

           12.3.3. RIGHT OF INDEMNIFIED PARTY TO DEFEND AND SETTLE. Anything in this Section 12.3 to the contrary notwithstanding, if a Third-Party Claim is asserted against an Indemnified Party and there is a reasonable probability in the Indemnified Party's reasonable good faith judgment that a Third-Party Claim may materially and adversely effect the Indemnified Party, other than as a result of the imposition of money damages or other money payments, (i) the Indemnified Party shall have the right, at its sole option, to take over the defense of such Third-Party Claim (in which case the Indemnifying Party and the Indemnified Party shall share equally the cost and expense of such defense) or to co-defend such Third-Party Claim (in which case the Indemnified Party shall bear the cost and expense of the additional counsel) and no compromise or settlement of such Third-Party Claim shall be permitted without the consent of both the Indemnified Party and the Indemnifying Party and (ii) the Indemnifying Party and the Indemnified Party shall not, without the prior written consent of the other party, settle or compromise any Third-Party Claim or consent to the entry of any judgment relating to any such Third-Party Claim, unless such settlement, compromise or judgment includes as an unconditional term thereof that the Indemnified Party shall be released from all liabilities in respect of such Third-Party Claim.

     12.4. LIMITATION ON INDEMNIFICATION OBLIGATIONS.

           12.4.1.  LIMITATION. Notwithstanding anything contained in this
                    Section 12 to the contrary, no party shall assert a Claim against the other party for indemnification hereunder, unless and until the amount of all Damages determined to have been incurred or suffered at the time by the Indemnified Party exceeds, in the aggregate, $150,000, (the "Threshold Amount") and then only for the excess of such amount. The parties hereto further acknowledge and agree that the total indemnification obligations of each party hereto under this Agreement shall not exceed, in the aggregate for such party, $15,000,000. The foregoing limitations shall not apply to Claims made by a party with respect to fraud on the part of the other party or a breach by the other party of any representation or warranty in this Agreement or any Related Agreement, of which such breaching party had knowledge on or prior to the Closing, or to a breach by BEA of its obligations under Section 5.3.

     12.5. CONSEQUENTIAL DAMAGES.   No party hereto shall have any liability
           under any provision of this Agreement for, and in no event shall any party's Threshold Amount be applied to, any consequential, special or indirect Damages, including lost profits.

13.  TERMINATION

     13.1. METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:

           13.1.1. MUTUAL CONSENT. By the mutual written consent of NCR and BEA;

           13.1.2. FAILURE TO CLOSE. By either NCR or BEA, if the Closing shall not have occurred prior to September 30, 1998, provided, however, that the right to terminate this Agreement under this Section 13.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

           13.1.3. NON-FULFILLMENT OF NCR'S CONDITIONS. By NCR, if any of the conditions set forth in Section 3.2 becomes incapable of fulfillment and is not waived by NCR;

           13.1.4. NON-FULFILLMENT OF BEA'S CONDITIONS. By BEA, if any of the conditions set forth in Section 3.3 becomes incapable of fulfillment and is not waived by BEA;

           13.1.5. GOVERNMENTAL ORDER. By either NCR or BEA, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and unappealable, provided, however, that the provisions of this
                    Section 13.1.5 shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

           13.1.6 CHANGE IN CONTROL OF BEA. By NCR at any time prior to the Closing upon a Change of Control of BEA.

     13.2. PROCEDURE UPON TERMINATION PRIOR TO CLOSING. In the event of termination or abandonment pursuant to Section 13.1 hereof, written notice thereof shall be given to the other party hereto and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by BEA or NCR. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party will redeliver all documents, work papers, confidential information and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same. A party hereto who shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and who shall have not breached any representation, warranty, covenant or agreement of such party contained in this Agreement shall not have any liability or further obligation to the other party to this Agreement.

14.  MISCELLANEOUS

     14.1. PUBLICITY. Each of the parties acknowledges the importance of appropriate disclosures in positioning the relationship between the two companies to the distribution channel, the press, customers and others.

           14.1.1. PRESS RELEASE. Within one business day following the Execution Date, BEA and NCR will jointly issue a press release regarding the execution of this agreement in a form mutually agreed by and between BEA and NCR.

           14.1.2. PUBLIC STATEMENT. Within thirty (30) days after the Execution Date, BEA and NCR shall issue a mutually agreed upon public statement of direction for the integration and migration of the Software customers.

           14.1.3. WEBSITE ANNOUNCEMENT. Within thirty (30) days following the Closing Date, BEA shall add a description of the Software as a BEA product to a prominent location on BEA's website.

           14.1.4. PROMOTION. During the 12-month period following the Closing Date, NCR shall use its commercially reasonable efforts to advertise and promote BEA's products in NCR's various corporate marketing activities, including web sites, advertising, and general marketing.

           14.1.5. SPEECHES. Within a reasonable time following the Closing Date, BEA shall cause keynote speeches at prominent software industry events to be given by BEA's CEO and other BEA Senior Executives describing the benefits to BEA resulting from adding the Software to BEA's product portfolio.

           14.1.6. CUSTOMER VISITS. Promptly following the Execution Date, BEA and NCR Senior Executives shall make joint visits to key BEA and NCR customers to articulate first-hand the benefits of the consummation of the transactions contemplated hereby.

           14.1.7. SALES. BEA shall continue to promote and sell the Software with similar efforts made for BEA's product until the Successor Software becomes commercially available (including any enhancements or modifications thereto developed pursuant to the Consulting Agreement).

           14.1.8. FUTURE PRESS RELEASES. Each of the parties agrees that until six (6) months following the Closing, no press release or other disclosures by company representatives shall conflict with the initial press releases approved by the parties pursuant to Section 14.1.1 hereof without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Approval shall be deemed to have been given if there is a written response to a proposed release or disclosure is not delivered to the requesting party within two (2) business days after delivery of a request for such approval.

     14.2. NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in the English language, in written or electronic form and shall be deemed delivered (i) on the date of delivery when delivered by hand, (ii) on the date of transmission when sent by facsimile transmission during normal business hours with written confirmation of receipt, (iii) one day after dispatch when sent by overnight courier maintaining records of receipt, or (iv) three days after dispatch when sent by certified mail, postage prepaid, return-receipt requested; provided that, in an any such case, such communication is addressed as follows:

               If to NCR:
                    NCR Corporation
                    1700 S. Patterson Boulevard
                    Dayton, OH  45479
                    Attention:  Chief Financial Officer
                    Telephone:  937-445-2339
                    Facsimile:  937-445-1329

               with a copy to:
                    Jon Hoak, Esq.
                    Senior Vice President and General Counsel
                    NCR Corporation
                    1700 S. Patterson Boulevard
                    Dayton, OH  45479
                    Telephone:  937-445-2900
                    Facsimile:  937-445-7214

               If to BEA:
                    BEA Systems, Inc.
                    385 Moffett Park Drive
                    Sunnyvale, CA  94089
                    Attention:  General Counsel
                    Telephone:  408-743-4000
                    Facsimile:  408-734-9320

     14.3. RELATIONSHIP OF THE PARTIES. It is understood and agreed that each of the parties hereto is an independent contractor, and that neither party is, or shall be considered to be, by virtue of this Agreement, an agent or representative of the other party for any purpose.

     14.4. ASSIGNMENT. Neither party may assign this Agreement except in connection with a merger, consolidation, or sale of all or substantially all of the assigning party's relevant business or assets, or with the prior written consent of the other party. Notwithstanding the foregoing to the contrary, BEA may assign any of its rights or obligations hereunder to BEA International, a Cayman Islands corporation, or any other one or more of BEA's Subsidiaries. BEA acknowledges that it shall continue to be obligated if and to the extent that a BEA assignee under this paragraph 14.4 fails to perform the obligations that BEA has assigned. Any attempted assignment in violation of this Section 14.4 without consent shall be null and void. Where required, no party shall unreasonably withhold or delay consent.

     14.5. BINDING EFFECT. This Agreement shall be binding on all parties hereto, and shall be binding upon and inure to the benefit of each party and its respective permitted successors and assigns.

     14.6. WAIVER; MODIFICATION; AMENDMENT. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different, or subsequent, breach by either party. This Agreement, including the Schedules and Exhibits attached hereto may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

     14.7. FORCE MAJEURE. Each of the parties hereto shall exert diligence in performing its obligations under this Agreement, but neither shall be liable in any manner whatsoever for failure to perform or delay in performing such obligations, if and to the extent and for so long as such failure or delay in performance or breach is due to natural disasters, strikes or labor disputes, natural forces, or other acts of God or cause reasonably beyond the control of such party. Any party desiring to invoke this Section 14.7 shall notify the other in writing of such desire and shall use reasonably efforts and due diligence to resume performance of its obligations.

     14.8. UNITED NATIONS. The parties expressly exclude, if applicable, the application of the United Nations Convention on Contracts for the International Sale of Goods.

     14.9. SEVERABILITY. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic and practical effect as the original provision and the remainder of this Agreement will remain in full force and effect.

     14.10. NO INTERPRETATION AGAINST DRAFTER. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

     14.11. GOVERNING LAW; ARBITRATION. This Agreement shall be governed and enforced in accordance with the substantive laws of the State of New York, without regard to any such laws or regulations that may direct the application of the law of any other jurisdiction. Any controversy, claim or dispute between the parties arising out of or relating to this

             Agreement or any Related Agreement or any breach hereof or thereof shall be referred to final and binding resolution by the BEA and NCR senior executives who have authority to reach agreement on any matters in dispute upon written request by either party specifying in reasonable detail the nature of the dispute. In the event that such BEA and NCR senior executives are unable to resolve the dispute within thirty (30) days after the initial request for dispute resolution, the dispute shall be settled by final and binding arbitration before a sole arbitrator in the headquarters city of the non-initiating party pursuant to the then-current Commercial Rules of the American Arbitration Association and the federal substantive and procedural law of arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will not have the power to award punitive or exemplary damages or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement. Each party will bear its own attorney's fees and costs related to the arbitration. Unless otherwise determined by the arbitrator, the costs and expenses of the arbitration shall be borne equally by the parties.

     14.12. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements with respect thereto, whether written or oral. Without limiting the foregoing, this Agreement expressly supersedes the Non-Disclosure and No-Use Agreement between BEA and NCR executed on March 18, 1998.

     14.13. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     14.14. TERMS GENERALLY. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references to "party" and "parties" shall be deemed references to the parties to this Agreement unless the context shall otherwise require. The terms "this Agreement", "hereof", "hereunder", and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. All references to Sections, paragraphs, Schedules and Exhibits shall be deemed references to Sections of, paragraphs of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The term "or" is used in its inclusive sense ("and/or").

     14.15. EXPENSES. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement such costs and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Closing shall have occurred.

     14.16. REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. All remedies, afforded to the parties under this Agreement or any Related Agreement, Applicable Law or otherwise, shall be cumulative and not alternative. Each of the parties agrees that in the event of any breach or threatened breach by a party of any provision of this Agreement or any Related Agreement, the other party shall be entitled, in addition to any other rights or remedies it may have, to a decree or order of specific performance or mandamus to enforce the observance and performance of such provision and an injunction restraining such breach or threatened breach.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.

NCR CORPORATION

By:    _______________________________
Name:  _______________________________
Title: _______________________________

BEA SYSTEMS, INC.

By:    _______________________________
Name:  _______________________________
Title: _______________________________

                                   SCHEDULES

These Schedules are being delivered by NCR Corporation, a Maryland corporation ("NCR"), to BEA Systems, Inc., a Delaware Corporation ("BEA"), pursuant to the Asset Purchase Agreement dated May 19, 1998 (the "Agreement") to be executed by and between NCR and BEA, of which these Schedules are a part. Unless otherwise defined in these Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement. Each Exhibit and Schedule attached hereto is incorporated herein by reference and forms part of these Schedules.

                               SELLER'S SCHEDULES


------------------------------------------------------------------------
SCHEDULE
 NUMBER                             DESCRIPTION
------------------------------------------------------------------------
      2.5     Assumed Contracts
------------------------------------------------------------------------
      2.36    Outstanding License Agreements
------------------------------------------------------------------------
      2.37    Patents
------------------------------------------------------------------------
      2.40    Physical Assets
------------------------------------------------------------------------
      2.44    Software
------------------------------------------------------------------------
      2.53    Trademarks
------------------------------------------------------------------------
      6.4     NCR Customers, ISVs and Business Partners
------------------------------------------------------------------------
      6.11    Employees and Consultants to Execute Waiver and
              Confidentiality Agreement
------------------------------------------------------------------------
      9.1     Transferred Employees
------------------------------------------------------------------------
     10.4     No Consents
------------------------------------------------------------------------
     10.5     Litigation
------------------------------------------------------------------------
     10.8.1   No Liens
------------------------------------------------------------------------
     10.8.2   Registrations
------------------------------------------------------------------------
     10.8.3   Fees
------------------------------------------------------------------------
     10.8.4   Necessary Programs
------------------------------------------------------------------------
     10.8.5   Public Disclosure
------------------------------------------------------------------------
     10.8.6   Claim to Proprietary Rights
------------------------------------------------------------------------
     10.8.7   Infringement
------------------------------------------------------------------------
     10.10    Adequacy of Property
------------------------------------------------------------------------
     10.11.1  Licenses and Assumed Contracts
------------------------------------------------------------------------
     10.12    Current Use
------------------------------------------------------------------------

                               BUYER'S SCHEDULES

------------------------------------------------------------------------
SCHEDULE
 NUMBER                             DESCRIPTION
------------------------------------------------------------------------
 11.5         Litigation
------------------------------------------------------------------------

LIST OF EXHIBITS

EXHIBIT I                        FORM OF CONSULTING AGREEMENT

EXHIBIT II                       FORM OF DISTRIBUTION AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to this Asset Purchase Agreement have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.


2.5             Patents
2.36            Outstanding License Agreements
2.37            Patents
2.40            Physical Assets
2.44            Software
2.53            Trademarks
6.4             NCR Customers, ISVs and Business Partners
6.11            Employees and Consultants to Execute Waiver
                  and Confidentiality Agreement
9.1             Transferred Employees
10.4            No Consents
10.5            Litigation
10.8.1          No Liens
10.8.2          Registrations
10.8.3          Fees
10.8.4          Necessary Programs
10.8.5          Public Disclosure
10.8.6          Claim to Proprietary Rights
10.8.7          Infringement
10.10           Adequacy of Property
10.11.1         Licenses and Assumed Contracts
10.12           Current Use
11.5            Litigation
Exhibit I       Form of Consulting Agreement
Exhibit II      Form of Distribution Agreement